Exhibit 99.1

News Release

Contact:	Paul Laikind, Ph.D.
Chairman, CEO & President
Metabasis Therapeutics, Inc.
(858) 622-5550

FOR IMMEDIATE RELEASE

METABASIS THERAPEUTICS ANNOUNCES $41.3M PRIVATE PLACEMENT

SAN DIEGO, CA - October 3, 2005 — Metabasis Therapeutics, Inc. (Nasdaq: MBRX) today announced that it raised approximately $41.3 million in a private placement of common stock and the concurrent issuance of warrants for the purchase of common stock. Under the terms of the financing, Metabasis sold approximately 7 million shares of common stock at $5.86 per share, the closing bid price for the company’s common stock immediately preceding the entering into of the binding agreement for the transaction. The company also issued warrants to purchase approximately 2.45 million shares of its common stock at an exercise price of $6.74 per share.  At the closing, investors in the financing paid an additional purchase price equal to $0.125 per each share issuable upon exercise of the warrants.   SG Cowen & Co., LLC served as lead placement agent and Rodman & Renshaw, LLC served as co-agent for the transaction.

Participants in the financing included a mix of current and new institutional investors. The company intends to use the proceeds from the offering primarily for working capital purposes, including the further development of MB07133 for primary liver cancer, MB07803 for type 2 diabetes and MB07811 for the treatment of high cholesterol.

Dr. Paul Laikind, President and Chief Executive Officer of Metabasis, said “The funds from this financing will allow us to enhance our capabilities for the continued development of our proprietary product candidates MB07133, MB07803 and MB07811. Metabasis currently has five internally discovered product candidates in development targeting major metabolic and liver diseases.  Two of these product candidates, CS-917, our first-in-class treatment for diabetes that we are developing with Sankyo Co., Ltd., and Pradefovir, our novel treatment for hepatitis B that we are developing with Valeant Pharmaceuticals International, have shown preliminary evidence of efficacy in Phase 2 clinical studies.  We are independently developing and currently retain all rights to the other three products in our pipeline, MB07133, MB07803 and MB07811.”

The shares of common stock and warrants issued in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. The company has agreed to file a registration statement with the Securities and Exchange Commission within 30 days covering the resale of the shares of common stock issued in the private placement and the shares of common stock issuable upon exercise of the warrants issued in the private placement.  This press release is not an offer to sell or the solicitation of an offer to buy the shares of common stock or warrants issued in the private placement or any other securities of the Company.

About Metabasis (www.mbasis.com):

Metabasis Therapeutics is a biopharmaceutical company focused on the discovery, development and eventual commercialization of novel drugs to address some of the world’s most widespread and costly chronic diseases involving pathways in the liver.  The company has established a pipeline that includes clinical stage and preclinical product candidates targeting major diseases with significant unmet medical needs. Targeted diseases include major metabolic diseases such as diabetes, hyperlipidemia and obesity as well as liver diseases such as hepatitis and primary liver cancer.  Metabasis has developed several proprietary technologies for use in discovering and optimizing drugs, including the NuMimetic™ and HepDirect™ technologies. Metabasis is continuing to identify and develop new product candidates using its proprietary technologies and expertise.

Forward-Looking Statements:

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to Metabasis’ use of the proceeds from its recently completed private placement financing, its pursuit of its corporate objectives and the results of clinical trials for Metabasis’ product candidates, as well as other statements about Metabasis’ proprietary technologies, product candidates, research programs and collaborations. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Metabasis’ actual results to be materially different from historical results or from any results expressed or implied by such forward- looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress and timing of clinical trials for Metabasis’ product candidates; the fact that positive results from pre- clinical studies and early clinical trials does not necessarily mean later clinical trials will succeed; difficulties or delays in development, testing, obtaining regulatory approval, producing and marketing Metabasis’ product candidates; serious adverse side effects or inadequate efficacy of, or serious adverse events related to, Metabasis’ product candidates or proprietary technologies; Metabasis’ dependence on its licensees and collaborators for the clinical development and registration of its product candidates, among other things; the scope and validity of intellectual property protection for Metabasis’ product candidates, proprietary technologies and their uses; competition from other pharmaceutical or biotechnology companies; Metabasis’ ability to obtain additional financing to support its operations; and other factors discussed in the “Risk Factors” section of Metabasis’ Annual Report on Form 10-Q for the quarter ended June 30, 2005. All forward-looking statements are qualified in their entirety by this cautionary statement. Metabasis is providing this information as of this date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

###